Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2018 First Quarter Results

•	Revenue and earnings increase in both Irrigation and Infrastructure
•	North America irrigation revenues increase 28% on stronger system sales
•	Large Road Zipper System® order added to backlog during the quarter

OMAHA, Neb., December 21, 2017—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2017.

First Quarter Results

First quarter fiscal 2018 revenues were $124.5 million, an increase of 13% compared to revenues of $110.4 million in the prior year’s first quarter.  Net earnings for the quarter were $3.2 million or $0.30 per diluted share compared with $0.9 million or $0.08 per diluted share in the prior year.

Irrigation segment revenues increased 15 percent to $103.4 million from $89.9 million in the prior year’s first quarter.  North America irrigation revenues increased 28 percent to $67.8 million, driven by an increase in irrigation system sales volume that reflected a more traditional fall selling season compared to the prior year.  International irrigation revenues for the first quarter were $35.6 million, a decrease of four percent compared to the first quarter of the prior year.  The decrease resulted from a lower level of project sales while certain markets had higher sales compared to the prior year.  Infrastructure segment revenues increased three percent to $21.2 million for the first quarter, as increased sales volume in road safety products and higher Road Zipper System® lease revenue were partially offset by lower revenue in other product lines.

Gross margin for the first quarter was 26.0 percent of sales compared to 25.7 percent of sales in the prior year’s first quarter, as infrastructure segment margins improved due to a more favorable product mix within road safety products and an increase in higher margin lease revenue.  In the irrigation segment, improved volume leverage from higher irrigation system sales was tempered by the impact of changes in product mix and changes in the regional mix of international sales.

Operating expenses for the first quarter were $26.2 million, an increase of two percent compared to $25.6 million for the first quarter of the prior year.  Operating margins were 5.0 percent of sales in the first quarter compared to 2.5 percent of sales in the first quarter of the prior year, and were improved in both the irrigation and infrastructure segments compared to the prior year.

Cash and cash equivalents at the end of the first quarter were $109.5 million compared to $121.6 million at the end of the prior fiscal year and $103.1 million at the end of the prior year’s first quarter.  There were no share repurchases made during the first quarter, and a total of $63.7 million remains available under the Company’s share repurchase program as of November 30, 2017.

The backlog of unshipped orders at November 30, 2017 was $80.3 million compared with $55.9 million at November 30, 2016, with higher backlogs in both the irrigation and infrastructure segments.  During the first quarter an order was received for a Road Zipper System® to be deployed on the Alex Fraser Bridge, which connects Richmond and New Westminster with North Delta in Greater Vancouver, Canada.  The value of the contract is approximately $14.0 million and delivery is expected to begin in the third quarter of fiscal 2018.

Outlook

Tim Hassinger, President and Chief Executive Officer, commented, “We were pleased to see our fiscal year get off to a solid start in the first quarter, particularly in North America irrigation where we saw significant improvement in order flow and irrigation system sales compared to the prior year.  We were also pleased to receive the order for the Alex Fraser Bridge project, which positions us well for growth in our infrastructure segment this year.”

Hassinger continued, “Although commodity prices remain constrained as a result of strong yields this past growing season, grower sentiment toward capital investment is showing signs of improvement.  As meaningful change in commodity prices is not expected in the near term, we will continue our focus of bringing value-added technology solutions to our customers and improving our operating performance in the current market environment.”

First-Quarter Conference Call

Lindsay’s fiscal 2018 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today.  Interested investors may participate in the call by dialing (877) 317-6789 in the U.S., or (412) 317-6789 internationally, and requesting the Lindsay Corporation call.  Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com.  Replays of the conference call will remain on our Web site through the next quarterly earnings release.  The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  At October 9, 2017 Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2017	November 30, 2016

Operating revenues	$124,526	$110,390
Cost of operating revenues	92,129	82,016
Gross profit	32,397	28,374

Operating expenses:
Selling expense	10,225	9,982
General and administrative expense	11,918	11,355
Engineering and research expense	4,053	4,302
Total operating expenses	26,196	25,639

Operating income	6,201	2,735

Interest expense	(1,181)	(1,209)
Interest income	320	165
Other expense, net	(548)	(356)

Earnings before income taxes	4,792	1,335

Income tax expense	1,607	462

Net earnings	$3,185	$873

Earnings per share:
Basic	$0.30	$0.08
Diluted	$0.30	$0.08

Shares used in computing earnings per share:
Basic	10,705	10,638
Diluted	10,740	10,666

Cash dividends declared per share	$0.30	$0.29

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	August 31,
(in thousands)	2017	2016	2017

ASSETS
Current assets:
Cash and cash equivalents	$109,450	$103,058	$121,620
Receivables, net	79,774	69,774	73,850
Inventories, net	93,994	80,139	86,155
Prepaid expenses	3,555	3,295	4,384
Other current assets	9,461	18,622	6,925
Total current assets	296,234	274,888	292,934

Property, plant, and equipment, net	72,940	75,561	74,498
Intangibles, net	41,702	45,998	42,808
Goodwill	77,127	76,562	77,131
Deferred income tax assets	3,111	3,134	5,311
Other noncurrent assets, net	12,293	4,800	13,350
Total assets	$503,407	$480,943	$506,032

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,046	$32,533	$36,717
Current portion of long-term debt	202	198	201
Other current liabilities	48,875	51,866	55,119
Total current liabilities	90,123	84,597	92,037

Pension benefits liabilities	6,223	6,789	6,295
Long-term debt	116,724	116,926	116,775
Deferred income tax liabilities	1,649	2,338	1,191
Other noncurrent liabilities	19,456	22,105	19,679
Total liabilities	234,175	232,755	235,977

Shareholders' equity:
Preferred stock	-	-	-
Common stock	18,805	18,737	18,780
Capital in excess of stated value	63,191	57,548	63,006
Retained earnings	477,584	464,710	477,615
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(13,110)	(15,569)	(12,108)
Total shareholders' equity	269,232	248,188	270,055
Total liabilities and shareholders' equity	$503,407	$480,943	$506,032

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)	Three months ended
	November 30, 2017	November 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$3,185	$873
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	4,335	4,035
Provision for uncollectible accounts receivable	112	(255)
Deferred income taxes	2,111	1,541
Share-based compensation expense	1,001	935
Other, net	614	388
Changes in assets and liabilities:
Receivables	(6,526)	10,436
Inventories	(8,672)	(5,741)
Prepaid expenses and other current assets	(15)	3,000
Accounts payable	4,642	415
Other current liabilities	(6,156)	(6,576)
Other noncurrent assets and liabilities	399	(947)
Net cash (used in) provided by operating activities	(4,970)	8,104

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(1,991)	(1,390)
Proceeds from settlement of net investment hedges	101	-
Payments for settlement of net investment hedges	(1,176)	(159)
Other investing activities, net	74	134
Net cash used in investing activities	(2,992)	(1,415)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	132	-
Common stock withheld for payroll tax withholdings	(828)	(635)
Principal payments on long-term debt	(50)	(49)
Dividends paid	(3,216)	(3,089)
Net cash used in financing activities	(3,962)	(3,773)

Effect of exchange rate changes on cash and cash equivalents	(246)	(1,104)
Net change in cash and cash equivalents	(12,170)	1,812
Cash and cash equivalents, beginning of period	121,620	101,246
Cash and cash equivalents, end of period	$109,450	$103,058